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Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED 2006 UNIT PLAN

OF

NMH INVESTMENT, LLC

        THIS FIRST AMENDMENT TO the NMH INVESTMENT, LLC AMENDED AND RESTATED 2006 UNIT PLAN (the "Plan"), dated as of August 11, 2008, is hereby adopted and agreed to by the Management Committee of NMH Investment, LLC, a Delaware limited liability company (the "Company") by unanimous written consent pursuant to Section 7(a) of the Plan.

        1.     Amendments to the Plan.    Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

          SECTION 3. Units Subject to the Plan.

            "The total number of Preferred Units which may be issued under the Plan is 65,000, the total number of Class A Units which may be issued under the Plan is 650,000, the total number of Class B Units which may be issued under the Plan is 192,500, the total number of Class C Units which may be issued under the Plan is 202,000, the total number of Class D Units which may be issued under the Plan is 388,881 and the total number of Class E Units which may be issued under the Plan is 6,375. Units which are subject to Awards which terminate or lapse without any payment in respect thereof may be granted again under the Plan."

        2.     Ratification.    All other paragraphs, provisions, and clauses in the Plan remain in full force and effect as originally written.

        3.     Defined Terms.    Certain capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

        4.     Governing Law; Binding Agreement.    The validity, construction, and effect of this amendment to the Plan shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

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  Exhibit 10.1